Exhibit 10.45
EMPLOYMENT AGREEMENT
Between
Rentech, Inc.
and
Richard T. Penning
THIS AGREEMENT was originally entered into as of January 22, 2007 and made effective as of January 15, 2007 (the “Prior Agreement”) between Rentech, Inc. (the “Company”) and Richard T. Penning (“Executive”) and is hereby amended and restated in its entirety as of December 31, 2008 (the “Amendment Date”).
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Employment. The Company has employed Executive and shall continue to employ Executive, and Executive hereby agrees to continue employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on January 15, 2007 (the “Commencement Date”) and ending as provided in Section 4 hereof (the “Employment Period”).
2. Position and Duties.
(a) During the Employment Period, Executive shall serve as Executive Vice President of Commercial Affairs of the Company. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its affiliates (the “Company Group”) as are consistent with Executive’s position and the by-laws of the Company and as the Chief Executive Officer (“CEO”) may from time to time reasonably direct. Executive shall also serve for no additional compensation or remuneration as an officer or director of such subsidiaries of the Company as may from time to time be designated by the CEO or the Board of Directors of the Company (the “Board”).
(b) During the Employment Period, Executive shall report to the CEO and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures in all material respects. In performing his duties and exercising his authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company’s efforts to operate in conformity with the business and strategic plans approved by the Board. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board which shall not be unreasonably withheld. Executive may serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not interfere with Executive’s regular performance of duties and responsibilities hereunder in any material respect. Nothing contained herein shall preclude Executive from (i) engaging in charitable and community activities, (ii) participating in industry and trade organization activities, and (iii) managing his and his family’s personal investments and affairs; provided, that Executive shall not have any ownership interest (of record or beneficial) in any firm, corporation, partnership, proprietorship or other business that competes directly with the Company’s Fischer-Tropsch business except for (x) an investment of not more than 1.0% of the outstanding securities of a company traded on a public securities exchange or (y) investments made through public mutual funds.

3. Compensation and Benefits.
(a) The Company shall pay Executive an annual salary (the “Base Salary”) at the rate of $265,000 in regular installments in accordance with the Company’s ordinary payroll practices (in effect from time to time), but in any event no less frequently than monthly. Executive shall be eligible for an annual review of his Base Salary based on performance as determined by the Board in its sole discretion, with the first review following the Amendment Date to occur during December 2009.
(b) Bonuses and Incentive Compensation.
(i) Annual Bonus. For each fiscal year ending during the Employment Period, Executive will be eligible to earn an annual bonus based on achievement of performance criteria established by the Board as soon as administratively practicable following the beginning of each such fiscal year (the “Annual Bonus”). The target amount (the “Target Bonus”) of Executive’s Annual Bonus shall equal 50% of Executive’s Base Salary (at the annual rate in effect at the start of the fiscal year), with a maximum Annual Bonus in an amount equal to 100% of Executive’s Base Salary (at the annual rate in effect at the start of the fiscal year). If the Board determines, in its sole discretion, that an Annual Bonus has become payable with respect to a fiscal year based on the attainment of applicable performance criteria, then the Company shall pay the Annual Bonus for each fiscal year in cash or equity awards, as determined by the Board, after the end of the Company’s fiscal year in accordance with procedures established by the Board, but in no event later than the fifteenth day of the third month following the end of such fiscal year. To be eligible for an Annual Bonus pursuant to this Section 3(b), Executive must be an employee on the last day of the relevant fiscal year.
(ii) Equity Awards. Executive shall be eligible to be granted additional equity compensation awards on a basis no less frequent than similarly situated executives; provided, however, that the ultimate amount of any such award(s) to Executive shall be determined by the Board in its sole discretion.
(iii) [INTENTIONALLY OMITTED]
(c) Expenses. During the Employment Period, the Company shall (i) reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement in accordance with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses for senior executives and (ii) pay to Executive a monthly automobile allowance of $1,000, paid monthly.
(d) Other Benefits. Executive shall also be entitled to the following benefits during the Employment Period, unless otherwise modified by the Board:
(i) participation in the Company’s retirement plans, health and welfare plans, disability insurance plans and other benefit plans of the Company as in effect from time to time, under the terms of such plans and to the same extent and under the same conditions such participation and coverages are provided generally to other senior executives of the Company;
(ii) coverage for services rendered to the Company, its subsidiaries and affiliates while Executive is a director or officer of the Company, or of any of its subsidiaries or affiliates, under director and officer liability insurance policy(ies) maintained by the Company from time to time; and
(iii) five weeks of vacation per year.

4. Termination. The Employment Period shall end on the second anniversary of the Commencement Date; provided, however, that the Employment Period shall be automatically renewed for successive one-year terms thereafter on the same terms and conditions set forth herein unless either party provides the other party with notice that it has elected not to renew the Employment Period at least 90 days prior to the end of the initial Employment Period or any subsequent extension thereof. Notwithstanding the foregoing, (i) the Employment Period shall terminate immediately upon Executive’s resignation (with or without Good Reason, as defined herein), death or Disability (as defined herein) and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined herein) or without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive, but in no event more than 90 days from the date of such notice. The termination of the Employment Period shall not affect the respective rights and obligations of the parties which, pursuant to the terms of this Agreement, apply following the date of Executive’s termination of employment with the Company.
5. Severance.
(a) Termination Without Cause or for Good Reason. In the event that Executive incurs a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) (1) by the Company without Cause (as defined herein), or (2) by Executive for Good Reason (as defined herein), then, subject to Executive’s execution and non-revocation of a Release substantially in the form attached as Exhibit A within 30 days after such Separation from Service, Executive shall be entitled to the benefits set forth below in this Section 5(a). Each payment under this Section 5(a) shall be treated as a separate payment for purposes of Section 409A (as defined below).
(i) The Company shall pay Executive an amount equal to one times Executive’s Base Salary plus one times Executive’s Target Bonus (as in effect on the date of Executive’s termination). The severance amount described in the previous sentence shall be paid as follows, subject to Section 19 below: (A) the continuation of Base Salary shall be paid in substantially equal installments over a period of one year from Executive’s Separation from Service in accordance with the payroll practices of the Company in effect from time to time, beginning on the first payroll date occurring on or after the thirtieth day following Executive’s Separation from Service (such payroll date, the “First Payroll Date”) (with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date) and (B) the Target Bonus shall be paid on the date that executive bonuses are paid generally for the fiscal year in which the date of termination took place, which shall, in any event, be no earlier than the First Payroll Date and no later than two and one-half months after the end of such fiscal year.
(ii) All stock options, restricted stock, restricted stock units and other similar equity awards shall be governed by the terms of any applicable equity plans and award agreements.
(iii) Executive shall be entitled to benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), under Section 4980B of the Code, or any replacement or successor provision of United States tax law, subject to Executive’s valid election to receive COBRA benefits, with the premium paid at the Company’s expense until the first to occur of (A) eighteen months from the date of termination, (B) the expiration of the period of time during which Executive is entitled to continuation coverage under the Company’s group health plan under COBRA, or (C) such date that Executive becomes eligible for coverage under the group health plan of another employer, provided, that if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each remaining premium payment shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

(iv) The Housing Allowance (as defined below) shall continue, subject to Section 19 below, to be paid in accordance with Section 23(e) below until the first to occur of (A) one year from the date of such termination, (B) the third anniversary of the Permanent Housing Date (as defined below), (C) the date that Executive accepts new employment or (D) the date the relevant home is sold or, if leased, the lease obligation is terminated; provided, however, that from and after Executive’s termination of employment, Executive shall use his reasonable efforts in good faith to satisfy either clause (B) or (C) of this Section 5(a)(iv) so as to mitigate the Company’s obligations under this Section 5(a)(iv).
In addition, if Executive’s employment terminates pursuant to this Section 5(a), the Company shall pay Executive the amounts described in Section 5(d)(i), (ii) and (iii) within 30 days of the date of termination (or such earlier date as may be mandated by applicable law) and shall pay or provide the other benefits described in Section 5(d) in accordance therewith.
(b) Termination for Cause or Voluntary Resignation. In the event that Executive’s employment with the Company is terminated (i) by the Board for Cause or (ii) by Executive’s resignation from the Company for any reason other than Good Reason or Disability (as defined herein), subject to applicable law, the Company agrees to the following:
(i) All stock options, restricted stock, restricted stock units and other similar equity awards shall be governed by the terms of any applicable equity plans and award agreement(s); and
(ii) The Company shall pay Executive the amounts described in Section 5(d)(i), (ii) and (iii) within 30 days of the date of termination (or such earlier date as may be mandated by applicable law) and shall pay or provide the other benefits described in Section 5(d) in accordance therewith.
For purposes of this Agreement, Executive’s voluntary resignation or retirement shall be considered Executive’s resignation from the Company without Good Reason.
(c) Death or Disability. In the event that Executive’s employment with the Company is terminated as a result of Executive’s death or Disability, the Company agrees to the following:
(i) All stock options, restricted stock, restricted stock units and other similar equity awards shall be governed by the terms of any applicable equity plans and award agreement(s); and
(ii) The Company shall pay Executive the amounts described in Section 5(d)(i), (ii) and (iii) within 30 days of the date of termination (or such earlier date as may be mandated by applicable law) and shall pay or provide the other benefits described in Section 5(d) in accordance therewith.
(d) Payments Upon Termination of Employment. In the case of any termination of Executive’s employment with the Company, Executive or his estate or legal representative shall be entitled to receive, to the extent permitted by applicable law, from the Company (i) Executive’s Base Salary through the date of termination to the extent not previously paid, (ii) to the extent not previously paid, the amount of any Annual Bonus earned or accrued by Executive as of the date of termination for any fiscal year of the Company ended prior to the date of termination that is then unpaid, (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive, in accordance with Company policy for senior executives, as of the date of termination to the extent not previously paid, and (iv) all vested benefits accrued by Executive under all benefit plans and qualified and nonqualified retirement, pension, 401(k) and similar plans and arrangements of the Company, in such manner and at such times as are provided under the terms of such plans and arrangements. All stock options, restricted stock, restricted stock units and other similar equity awards shall be governed by the terms of any applicable equity plans and award agreement(s).

(e) Termination Without Cause, Non-Renewal or for Good Reason In Connection With a Change in Control. In the event that Executive incurs a Separation from Service during the period beginning three months before and ending two-years immediately following a Change in Control (as defined herein) of the Company (1) by the Company without Cause, (2) as a result of the Company electing not to renew the Agreement in accordance with Section 4 above on terms and conditions substantially similar to those contained herein, if, at the time of such non-renewal, (A) Executive is willing and able to continue providing services on terms and conditions substantially similar to those contained in this Agreement and (B) the Company has not, since the date of such Change in Control, already renewed this Agreement for a period of one or more years from the date of such Change of Control in accordance with Section 4 above, or (3) by Executive for Good Reason, then, subject to Executive’s execution and non-revocation of a Release substantially in the form attached as Exhibit A within 30 days after such Separation from Service, Executive shall be entitled to the benefits set forth below in this Section 5(e) (in addition to the benefits set forth in Sections 5(a)(iii) and 5(a)(iv) above).
(i) The Company shall pay Executive the payments set forth in Section 5(a)(i) in accordance with the terms and conditions set forth in Section 5(a); provided, however, that in determining the amount of payment due under Section 5(a)(i), Executive’s actual Annual Bonus for the year preceding the Change in Control shall be used, if higher than his Target Bonus; and provided, further, that, subject to Section 19 below, payments pursuant to Section 5(a)(i) shall be made in a lump sum (A) if the Separation from Service occurs during the three-month period preceding the Change in Control, on the 95th day following such Separation from Service (to the extent not previously paid in accordance with Section 5(a)(i)), and (B) if the Separation from Service occurs during the two-year period following the Change in Control, no later than 10 business days after Executive’s Separation from Service.
(ii) All stock options, restricted stock, restricted stock units and other similar equity awards shall be governed by the terms of any applicable equity plans and award agreement(s).
In addition, if Executive’s employment terminates pursuant to this Section 5(e), the Company shall pay Executive the amounts described in Section 5(d)(i), (ii) and (iii) within 30 days of the date of termination (or such earlier date as may be mandated by applicable law) and shall pay or provide the other benefits described in Section 5(d) in accordance therewith.
(f) Non-Renewal. In the event that Executive incurs a Separation from Service as a result of the Company electing not to renew the Agreement in accordance with Section 4 above on terms and conditions substantially similar to those contained herein and, (A) at the time of such non-renewal, Executive is willing and able to continue providing services on terms and conditions substantially similar to those contained in this Agreement and (B) Section 5(e) does not apply to such non-renewal, then, subject to Executive’s execution and non-revocation of a Release substantially in the form attached as Exhibit B within 30 days after such Separation from Service, Executive shall be entitled to the benefits set forth below in this Section 5(f).

(i) The Company shall pay Executive an amount equal to twelve months of Executive’s Base Salary (as in effect on the date of Executive’s termination), which amount shall, subject to Section 19 below, be paid in substantially equal installments over a period of twelve months from Executive’s Separation from Service in accordance with the payroll practices of the Company in effect from time to time beginning on the First Payroll Date (with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date). Each payment under this Section 5(f) shall be treated as a separate payment for purposes of Section 409A. In addition, upon a non-renewal described in this Section 5(f), if Executive has not already been awarded an Annual Bonus in respect of the fiscal year immediately preceding such non-renewal, the Company may, in its sole discretion, award an Annual Bonus to Executive in respect of such fiscal year based on Executive’s service and the attainment of applicable performance objectives during such fiscal year.
(ii) All stock options, restricted stock, restricted stock units (including the Executive LTIP) and other similar equity awards shall be governed by the terms of any applicable equity plans and award agreements.
(iii) The Company shall pay the Housing Allowance in accordance with Section 5(a)(iv) above.
In addition, if Executive’s employment terminates pursuant to this Section 5(f), the Company shall pay Executive the amounts described in Section 5(d)(i), (ii) and (iii) within 30 days of the date of termination (or such earlier date as may be mandated by applicable law) and shall pay or provide the other benefits described in Section 5(d) in accordance therewith.
(g) Excess Parachute Payments.
(i) In the event any payment granted to Executive pursuant to the terms of this Agreement or otherwise (a “Payment”) is determined to be subject to any excise tax (“Excise Tax”) imposed by Section 4999 of the Code (or any successor to such Section), the Company shall pay to Executive, no later than the time any Excise Tax is payable with respect to such Payment (through withholding or otherwise), an additional amount (a “Gross-Up Payment”) which, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (A) the Excise Tax on such Payment plus (B) any penalty and interest assessments associated with such Excise Tax.
(ii) The determinations to be made with respect to this Section 5(g) shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to Executive and Executive may rely on such determination in making payments to the Internal Revenue Service.
(iii) Notwithstanding anything herein to the contrary, any Gross-Up Payment or any payment of any income or other taxes to be paid by the Company under this Section 5(g) shall be made by the Company no later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes. Any costs and expenses incurred by the Company on behalf of Executive under this Section 5(g) due to any tax contest, audit or litigation shall be paid by the Company as incurred and, in any event, no later than the end of Executive’s taxable year following Executive’s taxable year in which the taxes that are the subject of the tax contest, audit or litigation are remitted to the taxing authority, or where as a result of such tax contest, audit or litigation no taxes are remitted, the end of Executive’s taxable year following Executive’s taxable year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the contest or litigation.
(h) No Other Payments. Except as provided in Sections 5(a), (b), (c), (d), (e), (f) and (g) above, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA).

(i) No Mitigation, No Offset. In the event of Executive’s termination of employment for whatever reason, Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due him under this Agreement or otherwise on account of any remuneration attributable to any subsequent employment or claims asserted by the Company or any affiliate; provided, that this provision shall not apply with respect to any amounts that Executive owes to the Company or any member of the Company Group on account of any amount in respect of any of which Executive is obligated to make repayment to the Company or any member of the Company Group.
(j) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(i) “Cause” shall mean one or more of the following:
(A) the conviction of, or an agreement to a plea of nolo contendere to, a crime involving moral turpitude or any felony;
(B) Executive’s willful refusal substantially to perform duties as reasonably directed by the CEO under this or any other agreement;
(C) in carrying out his duties, Executive engages in conduct that constitutes fraud, willful neglect or willful misconduct which, in either case, would result in demonstrable harm to the business, operations, prospects or reputation of the Company;
(D) a material violation of the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) or other federal or state securities law, rule or regulation; or
(E) any other material breach of this Agreement.
For purpose of this Agreement, the Company is not entitled to assert that Executive’s termination is for Cause unless the Company gives Executive written notice describing the facts which are the basis for such termination and such grounds for termination (if susceptible to correction) are not corrected by Executive within 30 days of Executive’s receipt of such notice to the reasonable, good faith satisfaction of the Board.
(ii) “Change in Control” shall mean the first to occur of any of the following events:
(A) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(B) During any twelve-month period, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 5(j)(ii)(A) or Section 5(j)(ii)(C)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the twelve-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(C) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(1) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(2) After which no person or group beneficially owns voting securities representing 35% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 5(j)(ii)(C)(2) as beneficially owning 35% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(D) The Company’s stockholders approve a liquidation or dissolution of the Company.
The Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.
(iii) “Disability” shall mean Executive’s being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(iv) “Good Reason” shall mean Executive’s resignation from employment with the Company prior to the end of the Employment Period as a result of one or more of the following reasons:
(A) the Company materially reduces the amount of Executive’s then current Base Salary;
(B) a material diminution in Executive’s authority, duties or responsibilities;
(C) a material breach of this Agreement by the Company; or
(D) a material change to the geographic location at which Executive must provide services (within the meaning of Section 409A, provided, however, that in no event shall a relocation of less than 50 miles be deemed material for purposes of this clause (D)).

Notwithstanding the foregoing, Executive agrees that he shall not be entitled to terminate his employment for Good Reason in the event he is subject to any unintended or adverse tax consequences under Section 409A or he is required to forfeit incentive or other compensation pursuant to Section 304 of SOX. For purposes of this Agreement, a termination of employment by Executive shall not be deemed to be for Good Reason unless (i) Executive gives the Board written notice describing the event or events which are the basis for such termination within 90 days after the event or events occur, (ii) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of the Company’s receipt of such notice to the reasonable, good faith satisfaction of Executive, and (iii) Executive terminates his employment no later than 30 days after the expiration of the cure period described in clause (ii) of this paragraph.
6. Insurance; Indemnification and Advancement of Expenses.
(a) Insurance. The Company agrees to maintain director’s and officer’s liability insurance covering the Executive for services rendered to the Company, its subsidiaries and affiliates while Executive is a director or officer of the Company or any of its subsidiaries or affiliates.
(b) Indemnification and Advancement of Expenses. Executive shall be entitled to the benefits of Articles Thirteen and Fourteen of the Company’s Amended and Restated Articles of Incorporation and the Company shall not amend such provisions during the Employment Period without advance written notice to Executive. The Company shall not during the Employment Period enter into any supplemental indemnification agreement with its directors or executive officers, as such, unless Executive is offered an agreement containing terms pertaining to indemnification and advancement of expenses that are substantially identical to the most favorable indemnification and advancement of expenses terms provided to such directors or executive officers (excepting standard “Side A” and similar arrangements customarily provided solely to non-employee directors), which agreement may not be amended without advance written notice to Executive.
7. Confidential Information. Executive acknowledges that he has entered into the Company’s form of Confidentiality and Invention Assignment Agreement attached hereto as Exhibit B and hereby reaffirms his obligations thereunder.
8. Non-Solicitation.
(a) During the Employment Period and for one year thereafter (the “Restricted Period”), Executive shall not directly or indirectly through another person or entity (i) induce, solicit, encourage or attempt to induce, solicit or encourage any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; or (ii) use the Company’s confidential or proprietary information to induce, solicit, encourage or attempt to induce, solicit or encourage any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company). The Company covenants that it will not, and it will advise members of senior management of the Company and the Board not to, make any negative or disparaging statements or communications regarding Executive.
(b) If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 8 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(c) Executive acknowledges that in the event of the breach or a threatened breach by Executive of any of the provisions of this Section 8, the Company would suffer irreparable harm, and, in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of Section 8 (a), the Restricted Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.
9. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under, any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound which has not been waived; (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity (except for a confidentiality agreement with a former employer that the Executive represents will not limit his services under this Agreement); and (iii) from and after the Commencement Date, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, and that to the extent, if any, that he desired, he availed himself of such right. Executive further represents that he has carefully read and fully understands all of the provisions of this Agreement, that he is competent to execute this Agreement, that his agreement to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this document.
10. Employment At-Will. Subject to the termination obligations provided for in this Agreement, Executive hereby agrees that the Company may dismiss him and terminate his employment with the Company, with or without advance notice and without regard to (i) any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees, or (ii) any statements made to Executive, whether made orally or contained in any document, pertaining to Executive’s relationship with the Company, or (iii) the existence or non-existence of Cause. Inclusion under any benefit plan or compensation arrangement will not give Executive any right or claim to any benefit hereunder except to the extent such right has become fixed under the express terms of this Agreement.
11. Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:
Chief Executive Officer
Rentech, Inc.
10877 Wilshire Blvd., 7th Floor
Los Angeles, CA 90024
with a copy to:
General Counsel
Rentech, Inc.
10877 Wilshire Blvd., 7th Floor
Los Angeles, CA 90024
To Executive:
To the address on file in the permanent records of the Company at the time of the notice.

In the event the Company shall relocate its executive offices, the then-effective address shall be substituted for that set forth above. All notices hereunder shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.
12. Severability. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.
13. Complete Agreement. This Agreement, any agreements evidencing stock options, restricted stock, restricted stock units and/or other similar equity awards and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including without limitation, the Prior Agreement.
14. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of Executive and the successors and assigns of the Company (including without limitation, any successor due to reincorporation of the Company or formation of a holding company). The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a majority of its assets, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Executive may not assign his rights (except by will or the laws of descent and distribution) or delegate his duties or obligations hereunder. Except as provided by this Section 16, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.
17. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California regardless of the law that might be applied under principles of conflicts of laws.
18. Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19. Internal Revenue Code Section 409A.
(a) General. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Commencement Date (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Commencement Date, the Company determines in good faith that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A, the Company shall consult with Executive and adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) preserve the intended tax treatment of the compensation and benefits payable hereunder, to preserve the economic benefits of such compensation and benefits, and/or to avoid less favorable accounting or tax consequences for the Company and/or (ii) to exempt the compensation and benefits payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 19(a) does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify the Executive for any failure to do so.
(b) Specified Employee. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payment under Section 5 above, shall be paid to Executive during the 6-month period following his Separation from Service to the extent that the Company determines that Executive is a “specified employee” at the time of such Separation from Service (within the meaning of Section 409A) and that that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including as a result of Executive’s death), the Company shall pay to Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such 6-month period, along with interest at the prime rate (as reported in the Wall Street Journal or such other source as the Company deems reliable) from the date such payments were otherwise due to the date of payment.
20. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.
21. Withholding. Any payments made or benefits provided to Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

22. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Los Angeles, California in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association. The Company will pay the direct costs and expenses of any such arbitration, including the fees and costs of the arbitrator; provided, however, that the arbitrator may, at his or her election, award attorneys’ fees to the prevailing party, if permitted by applicable law.
23. Moving Costs. The Company agrees that in connection with the commencement of Executive’s employment hereunder it will reimburse the following costs of relocating to the Los Angeles area:
(a) [INTENTIONALLY OMITTED]
(b) [INTENTIONALLY OMITTED]
(c) [INTENTIONALLY OMITTED]
(d) [INTENTIONALLY OMITTED]
(e) Commencing with [DATE] (such date, the “Permanent Housing Date”), a housing allowance (the “Housing Allowance”) of (i) $60,000 per year for a period of two years after the Permanent Housing Date, and (ii) $48,000 per year for the third year after the Permanent Housing Date, such allowance to be paid on a periodic basis in substantially equal installments at the same time, and as an element of, Base Salary and payable so long as the Employment Period has not been terminated.
24. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company Group during the Employment Period (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into Executive’s possession during the Employment Period); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment. In the event the Company requires Executive’s cooperation in accordance with this Section 24, the Company shall reimburse Executive for reasonable out-of-pocket expenses (including travel, lodging and meals) incurred by Executive in connection with such cooperation, subject to reasonable documentation. In the event that the obligations under this Section 24 require more than 20 hours of the Executive’s time after the termination of the Employment Period, the Company shall thereafter also pay to Executive compensation at an hourly rate equal to result of (a) the Base Salary applicable on the date of the termination of Executive’s employment , divided by (b) 1,750.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

RENTECH, INC.

By:	/s/ D. Hunt Ramsbottom D. Hunt Ramsbottom, Jr. Title: President and CEO

/s/ Richard T. Penning Richard T. Penning

EXHIBIT A
FORM OF RELEASE
This General Release of all Claims (this “Agreement”) is entered into by Richard T. Penning (“Executive”) and Rentech, Inc. (the “Company”), effective as of [         ].
In further consideration of the promises and mutual obligations set forth in the Employment Agreement between Executive and the Company, dated [         ] (the “Employment Agreement”), Executive and the Company agree as follows:
1. Return of Property. All Company files, access keys, desk keys, ID badges, computers, electronic devices, telephones and credit cards, and such other property of the Company as the Company may reasonably request, in Executive’s possession must be returned no later than the date of Executive’s termination from the Company.
2. General Release and Waiver of Claims.
(a) Release. In consideration of the payments and benefits provided to Executive under the Employment Agreement and after consultation with counsel, Executive, personally and on behalf of each of Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, and agents and all persons acting in concert with them or any of them (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, including without limitation, the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102, 69 Ops. Cal. Atty. Gen. 80 (1986); California Labor Code §§ 1102.5(a), (b); the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; and the California Labor Code, that the Releasors had, have, may have, or in the future may possess, arising out of (i) Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that Executive does not release, discharge or waive any rights to payments and benefits provided under the Employment Agreement that are contingent upon the execution by Executive of this Agreement, any vested benefits, any rights to indemnification, or any rights as a shareholder of the Company.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, Executive hereby acknowledges and confirms the following: (i) Executive was, and is hereby, advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to Executive the terms of this Agreement, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA, and Executive has in fact consulted with an attorney; (ii) Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) Executive knowingly and voluntarily accepts the terms of this Agreement; (iv) the payments and benefits provided to Executive in consideration of this release are in addition to any amounts otherwise owed to Executive; and (v) this Agreement is written in a manner designed to be understood by Executive and he understands it. Executive also understands that he has seven days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.
(c) No Assignment. Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.
3. Proceedings. Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to any Claims released under this Agreement, including without limitation, any Claims relating to his employment or the termination of his employment, (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Notwithstanding the foregoing, Executive may bring to the attention of the United States Equal Employment Opportunity Commission (the “EEOC”) claims of discrimination. Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

4. Remedies. In the event Executive initiates or voluntarily participates in any Proceeding, or if he fails to abide by any of the terms of this Agreement or his post-termination obligations contained in the Employment Agreement, or if he revokes the ADEA release contained in Paragraph 2(b) of this Agreement within the seven-day period provided under Paragraph 2(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the severance provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein. The foregoing shall not apply to Executive’s bringing to the attention of the EEOC any claims of discrimination. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Employment Agreement or his obligations under Paragraphs 2 and 3 of this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining Executive from breaching his post-termination obligations under the Employment Agreement or his obligations under Paragraphs 2 and 3 of this Agreement. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.
Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.
5. Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.
6. Non-admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.
7. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of California regardless of the law that might be applied under principles of conflicts of laws.
8. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Los Angeles, California in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive or, if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association. The Company will pay the direct costs and expenses of any such arbitration, including the fees and costs of the arbitrator; provided, however, that the arbitrator may, at his or her election, award attorneys’ fees to the prevailing party, if permitted by applicable law.
9. Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:
Rentech, Inc.
To Executive:
With a copy to:

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.
EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

RENTECH, INC.

By:

Title:

Richard T. Penning

EXHIBIT B
CONFIDENTIALITY AND INVENTION ASSIGNMENT AGREEMENT

CONFIDENTIALITY AND INVENTION ASSIGNMENT AGREEMENT
This Confidentiality and Invention Assignment Agreement (the “Agreement”) is made as of the                      day of                      2006 between RENTECH, INC., a Colorado corporation (the “Company”), and                      (the “Employee”).
WITNESSETH:
WHEREAS, the Company is engaged in the highly specialized business of designing and developing the technical and operational know-how of a process capable of converting synthesis gas, a mixture of hydrogen and carbon monoxide derived from coal and other solid and liquid carbon-bearing materials, as well as from industrial gas and natural gas into clean-burning liquid hydrocarbon products, including diesel fuel, aviation fuel, naphtha and other chemicals; and
WHEREAS, Employee has been or is being employed by the Company because of skills and abilities in work which requires the Company to impose the highest degree of trust and confidence in Employee, and Employee recognizes that it is necessary for the Company to safeguard its legitimate proprietary interests either through patents or by holding such information secret or confidential;
NOW, THEREFORE, in consideration of the initiation or continuance of the employment, and of other good and valuable consideration received by Employee, receipt of which is hereby acknowledged, the parties agree as follows:
1. Ownership of Ideas, Inventions and Other Improvements.
1.1 All ideas, inventions, trademarks, proprietary information, know-how, processes, designs, systems, techniques and other developments or improvements conceived by the Employee, alone or with others, whether or not during working hours, which are within the scope of the work, business operations, or projects of the Company, during the Employee’s employment with the Company, shall be the exclusive property of the Company. In accordance with Section 2872 of the California Employee Patent Act, West’s Cal. Lab. Code Section 2870 et. seq., if applicable, Employee is hereby advised that this Article 1.1 does not apply to any invention, new development or method (and all copies and tangible embodiments thereof) made solely by Employee for which no equipment, facility, material, Confidential Information (as defined below) or intellectual property of the Company or any of its affiliates was used and which was developed entirely on Employee’s own time; provided, however, that Article 1.1 shall apply if the invention, new development or method (i) relates at the time of its conception or reduction to practice to the Company’s or any of its affiliates’ business, or actual or demonstrably anticipated research and development, or (ii) results from any work performed by Employee for the Company or any of its affiliates.
1.2 The Employee agrees to disclose promptly to the Company any and all inventions, discoveries, trademarks, proprietary information, know-how, processes or improvements, patentable or otherwise, which Employee may conceive or make in the performance of Employee’s work with the Company from the beginning of Employee’s employment until the termination thereof, whether they are made solely or jointly with others. The Employee further agrees to assist the Company, at its sole option and expense, in obtaining patents or trademarks in the United States of America or elsewhere on any such ideas, inventions, trademarks, and other developments which the Employee conceives or makes solely or jointly with others in the performance of the work of the Company and which the Company may undertake to patent or trademark, and agrees to execute all documents necessary to obtain such patents in the name of the Company.
1.3 Employee’s obligations and covenants contained in this Article 1 shall continue in effect after the termination of Employee’s employment with respect to all and any inventions, discoveries and improvements made or conceived by Employee during the term of Employee’s employment, and this obligation shall be binding upon Employee’s assigns, heirs, executors, administrators or other legal representatives.

2. Nondisclosure of Information.
2.1 Employee further agrees and covenants that Employee will not at any time, either during Employee’s employment or after said employment is terminated, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever, any proprietary information, confidential information, trade secrets or sensitive business information (hereinafter called “Confidential Information”) concerning or relating to the business of the Company. Without limiting the generality of the foregoing, the foregoing shall include the items described in Article 1.1, the names of any company customers (as such), its customer lists (as such), the prices it obtains or has obtained or at which it sells or has sold its products or at which it buys or has bought materials, components or other supplies, estimates of the foregoing, sales projections, advertising, personnel history or any other information of, about or concerning the business of the Company, its relations with its employees, including salaries, job classifications, skill levels, and its manner of operation, its inventions, plans, processes, or other data of any kind, nature or description. Notwithstanding these prohibitions, Employee shall be entitled to divulge or authorize others in writing to divulge all information regarding his or her own employment. The parties hereto stipulate that as between them, the foregoing are the exclusive property of the Company and are important, material, confidential, and trade secrets, and gravely affect the successful conduct of the business of the Company and its goodwill, and that any breach of the terms of this paragraph is a material breach hereof.
2.2 Employee agrees that upon termination of Employee’s employment for any reason, Employee will deliver to the company in good condition the original and all copies of any records in Employee’s possession relating to the Confidential Information described in Articles 1 and 2.1.
2.3 Employee agrees that the terms of this paragraph shall survive the termination of Employee’s employment, and Employee shall be bound by its terms at all times subsequent to the termination of Employee’s employment for seven (7) years after the execution of this Agreement so long as the Company continues to conduct the same business or businesses it was conducting during the period of this contract.
3. It is understood and agreed that this CONFIDENTIALITY AND INVENTION ASSIGNMENT AGREEMENT supercedes and replaces all previous written or oral confidentiality and invention assignment agreements and understandings between the parties.
Executed as of the day and year first written above.

Company:

RENTECH, INC.

By:

Employee: